Exhibit 99.1

PRESS RELEASE

GS FINANCIAL CORP. DECLARES DIVIDEND

    Metairie, La., April 26, 2011 – Albert J. Zahn, Jr., Chairman of the Board of Directors of GS Financial Corp.  (Nasdaq: “GSLA”), the holding company for Guaranty Savings Bank, announced that the Board of Directors, at its meeting on April 26, 2011, declared a quarterly cash dividend of $0.10 per share.  The dividend is payable to shareholders of record as of May 9, 2011 and will be paid on May 24, 2011.

    GS Financial Corp. provides community banking services through its wholly-owned subsidiary, Guaranty Savings Bank, a federally chartered savings association, in the metropolitan New Orleans area.

Contact:  Stephen E. Wessel or Lettie Moll
  (504) 457-6220